Exhibit 10.2

August 13, 2013

Gary Dickerson
3225 Oakmead Village Drive, M/S 1223
P.O. Box 58039
Santa Clara, CA 95052-8039

Dear Gary:

We thank you for your many contributions to Applied Materials, Inc. (“Applied”) since your joining Applied following the successful merger of Varian Semiconductor Equipment Associates, Inc. with Applied. I am very pleased to extend an offer of employment (the “Offer”) to you in the role of President and Chief Executive Officer of Applied (“CEO”), as described in this letter.

I.	POSITION

Your employment with Applied in your new capacity will begin on September 1, 2013 (the “Effective Date”). You will be employed on a full-time basis as the CEO and will report to Applied’s Board of Directors (the “Board”). In addition, as Applied’s CEO, you will be appointed to serve as a member of the Board, subject to any required Board and/or stockholder approval. Your primary work location will be Applied’s Santa Clara, California campus.

II.	COMPENSATION

A.	Cash Compensation

Beginning on the Effective Date, your annual base salary in your new position will be $980,000, payable in accordance with Applied’s bi-weekly payroll practices. You will be eligible to continue participating in Applied’s Senior Executive Bonus Plan (the “SEBP”) and your target bonus for Applied’s fiscal year 2013 will be equal to 175% of your base salary. Any actual bonus amounts and any future adjustments to your salary and/or target bonus are subject to approval by the Human Resources and Compensation Committee of the Board (the “HRCC”).

Gary Dickerson
August 13, 2013

B.	Equity Awards

(i)Equity Award Eligibility

You will be eligible to continue participating in Applied’s Employee Stock Incentive Plan (or its successor plan, as applicable) (the “ESIP”), at target amounts that reflect your expected duties and responsibilities as CEO, as determined by the HRCC in its discretion. Any equity awards will be subject to the terms and conditions of the ESIP and an award agreement under the ESIP.

(ii)Stock Option Award

In connection with your appointment as CEO, on the Effective Date, you will be granted stock options under the ESIP covering 1,000,000 shares of Applied Common Stock (“Shares”), subject to the terms and conditions of the ESIP and an award agreement based on Applied’s standard form of stock option agreement (the “Option”). The Option will be scheduled to vest as to twenty-five percent (25%) of the Shares on each of September 1, 2014, September 1, 2015, September 1, 2016, and September 1, 2017, subject to your continued employment through each applicable vesting date and subject to the vesting acceleration provisions included in the ESIP as currently in effect. The Option will have a maximum term of seven years, subject to earlier termination under Section 4.5 of the ESIP.

C.	Benefits

You will be eligible to participate in Applied’s existing generally available benefit plans at the same levels as Applied’s senior executives (including medical, dental, vision and 401(k) plans), subject to eligibility and other requirements of such plans, as determined by Applied. As an Applied employee, you also will continue to accrue time off under Applied’s Paid Time Off (PTO) program. Applied may modify or terminate its benefits programs and arrangements from time to time as necessary or appropriate.

III.	SEVERANCE

A.	Qualifying Termination

You may be eligible to receive certain severance payments and benefits if Applied terminates your employment other than for “cause” and other than due to your death or disability, as described below. In addition, as CEO, you will be eligible to participate in any severance plans or programs that Applied may establish in the future and that apply to you as a senior executive of Applied.

(i)Cash Severance. If Applied terminates your employment for a reason other than “cause” and other than due to your death or disability, you will receive a lump sum cash payment

Gary Dickerson
August 13, 2013

equal to 275% of your then-current annual base salary (the “Severance Benefits”), subject to the requirements under subsection (ii) below.

(ii)Release Agreement. In order to receive the Severance Benefits, you must sign and not revoke a release of claims, non-solicitation and non‑disparagement agreement in a form supplied by Applied (the “Release Agreement”) and the Release Agreement must become effective within 60 days after your employment termination date (the “Release Deadline Date”). You will not receive any of the Severance Benefits if the Release Agreement does not become effective by the Release Deadline Date. If you become entitled to receive the Severance Benefits, then subject to any further delay required under the Section 409A provisions below, the Severance Benefits will be provided to you on the 61st day following your employment termination date.

(iii)Cause Definition. For purposes of this letter, “cause” means: (a) your continued willful failure to perform your duties to Applied (other than any such failure resulting from your incapacity due to physical or mental illness) after written notice thereof (specifying the particulars thereof in reasonable detail) and a reasonable opportunity to be heard and cure such failure are given to you by the Board or its committee; (b) the willful commission by you of a wrongful act that caused or was reasonably likely to cause substantial damage to Applied, or an act of fraud in the performance of your duties on behalf of Applied; (c) your conviction for the commission of a felony in connection with the performance of your duties on behalf of Applied; or (d) the order of a federal or state regulatory authority having jurisdiction over Applied or its operations or by a court of competent jurisdiction requiring the termination of your employment by Applied.

B.	Other Terminations

You acknowledge and agree that if you voluntarily terminate your employment for any reason or Applied terminates your employment for “cause” or as a result of your death or disability, you will not be eligible to receive the Severance Benefits or any severance or other benefits, other than any severance or other benefits that you may be eligible to receive under Applied’s then‑existing severance and benefits plans and practices or other written agreements with Applied, or otherwise as determined at the Board’s discretion.

IV.	MISCELLANEOUS

A.	At Will Employment

Your employment with Applied will be “at will,” meaning that it can be terminated by you or Applied at any time, with or without cause or advance notice. This at will employment relationship may not be modified by any oral or implied agreement and can be modified only by an express written contract for a specified term.

Gary Dickerson
August 13, 2013

B.	Section 409A

(i)General. It is the intent of the parties that all severance and other payments and benefits under this letter comply with or are exempt from Section 409A, and any ambiguities in this letter will be interpreted in that manner. For all purposes of this letter, to the extent required to be exempt from or comply with Section 409A, references to your “termination of employment” or similar phrases will be references to your “separation from service” within the meaning of Section 409A.

(ii)Required Delay. If and to the extent it is necessary to avoid subjecting you to an additional tax under Section 409A, payment of all or a portion of the termination-related payments or benefits described in this letter or otherwise will be delayed until the date that is six months and one day following your employment termination. However, in the event that your death occurs after your employment termination but prior to the six month anniversary of your employment termination, any payments and/or benefits delayed under the prior sentence will be payable to you in a lump sum as soon as administratively practicable after the date of your death and any other separation pay and/or benefits will be payable according to the payment schedule applicable to each payment. In addition, each payment and benefit payable under this letter is intended to be a separate payment for purposes of the Section 409A-related Treasury Regulations. You and Applied agree to work together in good faith to consider amendments to this letter and to take reasonable actions to avoid subjecting you to an additional tax or income recognition under Section 409A before actual payment of the payments and benefits under this letter, as applicable. In all cases, Applied will not reimburse you for any taxes that may be imposed on you as a result of Section 409A.

(iii)Section 409A Definition. For purposes of this letter, “Section 409A” will mean Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations and other guidance promulgated thereunder and any applicable state law equivalent.

C.	Withholdings

Applied has the right to withhold from any payments or benefits under this letter all applicable federal, state and local taxes required to be withheld and any other required payroll deductions.

D.	Other Employment Matters

You agree that, during the term of your employment with Applied, you will devote your full business efforts and time to Applied and you will not engage in any other employment, occupation, consulting or other business activity for any direct or indirect remuneration without the Board’s prior approval and you will not engage in any other activities that conflict with your obligations to Applied. If you serve on the board of directors of any other company or entity, please provide us with a list of such companies or entities; if the list you have previously provided remains accurate, there is no need for you to provide an updated list at this time. If the Board determines that such companies or entities are competitors, customers or suppliers of

Gary Dickerson
August 13, 2013

Applied or your service on such board otherwise may represent a conflict of interest with your obligations to Applied, you will be required to resign your directorship with such companies or entities at the Board’s request.

E.	Entire Agreement

This letter, the Employee Agreement dated November 15, 2011, the Noncompetition Agreement between you and Applied dated May 2, 2011, the plans and agreements relating to your Equity Awards, and the documents incorporated herein by reference (together, the “Documents”), set forth the terms of your employment with Applied and supersede and replace any prior or concurrent representations or agreements including, but not limited to, the Offer Letter to you from Applied dated June 14, 2012, and the Amended and Restated Change in Control Agreement by and between you and Varian Semiconductor Equipment Associates, Inc. dated October 18, 2004, as amended on December 8, 2005, December 31, 2008, and June 14, 2012. In addition, you acknowledge that the Documents supersede and replace all other prior understandings and agreements, whether oral or written, regarding the terms and conditions of your employment with Applied or any of its subsidiaries, including any other agreements or understandings regarding compensation and severance matters, acceleration of equity awards and any notice of termination.

F.	Governing Law

This letter will be governed by the internal substantive laws, but not the choice of law rules, of the State of California. If any provision under this letter becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this letter will continue in full force and effect without such provision.

G.	Amendments

This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by you and a member of the Board.

H.	Headings

The headings in this letter are for purposes of reference only and will not limit or otherwise affect the meaning of this letter.

* * *

Gary Dickerson
August 13, 2013

If you agree to accept the terms of this Offer, please sign and return it to me or to Mary Humiston. This Offer will expire on August 15, 2013, at 5:00 p.m. Pacific Daylight Time.

We look forward to the next steps of this exciting opportunity, and your contributions to the future of Applied’s success.

Sincerely,

/s/ Willem P. Roelandts
Willem P. Roelandts
Chair, Human Resources and Compensation Committee of the Board of Directors
Applied Materials, Inc.

I accept the employment Offer as stated above.

Signature: /s/ Gary Dickerson

Date: August 14, 2013

Start Date: September 1, 2013

Please return one signed, original copy of this letter to:
Mary Humiston
Applied Materials, Inc.
3225 Oakmead Village Drive
Santa Clara, CA 95052
Phone: 408.563.6160